Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-153207 on Form S-3 and Registration Statement Nos. 333-150067, 333-185350 and 333-218242 on Form S-8 of our reports dated February 24, 2021, relating to the financial statements  of Great Lakes Dredge & Dock Corporation and subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Great Lakes Dredge & Dock Corporation for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Chicago, Illinois

February 24, 2021